Exhibit 1.01

Philips Conflict Minerals Report

This Conflict Minerals Report for Koninklijke Philips N.V. (hereafter ‘’Royal Philips’’, “Philips”, or “our”) covers the reporting period from January 1, 2025 to December 31, 2025, and has been prepared pursuant to Rule 13p-1 and Form SD promulgated under the Securities Exchange Act of 1934.

This Conflict Minerals Report is filed as Exhibit 1.01 to Philips’ Specialized Disclosure Report on Form SD and is also posted on the Philips conflict minerals website1 2.

[1]	More information can be found here: https://www.philips.com/a-w/about/environmental-social-governance/environmental/supplier-sustainability/responsible-sourcing-of-minerals.html.
[2]

The content of any website, including any website of Royal Philips, referred to in this Conflict Minerals Report is included for general information only and is not incorporated by reference in the Conflict Minerals Report or Form SD.

Contents

1.	Introduction	6

2.	Philips conflict minerals program	6

Philips		6

Supply chain characteristics for 3TG		7

Philips conflict minerals due diligence program		7

OECD Step 1: Company Management system		8

OECD Step 2: Risk identification and assessment		10

OECD Step 3: Strategy to respond to identified risks		11

OECD Step 4: Audits of smelter due diligence practices		11

OECD Step 5: Report annually on supply chain due diligence.		12

3.	Reasonable country of origin inquiry results	12

4.	Conflict minerals due diligence framework & measures	14

Framework		14

Measures		14

5.	Conflict minerals due diligence outcomes	16

6.	Determination	17

7.	Steps to improve future Philips conflict minerals due diligence program	18

8.	List of smelter facilities	19

9.	Data sources used	27

10.	Abbreviations	27

1.	Introduction

Rule 13p-1 under the Securities Exchange Act of 1934, as amended, requires a company to make disclosures, for each calendar year, if conflict minerals are necessary to the functionality or production of a product manufactured by the registrant or contracted by the registrant to be manufactured. The specified minerals are gold, columbite-tantalite (coltan), cassiterite and wolframite, including their derivatives, which are limited to tantalum, tin, and tungsten (henceforth referred to as “3TG”).

Philips has concluded that for the period from January 1, 2025, to December 31, 2025:

•	Philips has manufactured and contracted to manufacture, products for which 3TGs are necessary to their functionality or production;

•

Based on the reasonable country of origin inquiry (RCOI), Philips knows or has reason to believe that a portion of its necessary 3TGs originated or may have originated from the Democratic Republic of the Congo (DRC) or an adjoining country (the ”Covered Countries”) and knows or has reason to believe that they may not be solely from recycled or scrap sources; and

•

Based on Philips’ due diligence measures on the source and chain of custody of those necessary 3TGs used in its products, Philips is unable to determine for all 3TGs used in its products whether they originated from the Covered Countries.

2.	Philips conflict minerals program

Philips

Philips is a leading health technology company focused on improving people’s health and well-being through meaningful innovation. Philips’ patient- and people-centric innovation leverages advanced technology and deep clinical and consumer insights to deliver personal health solutions for consumers and professional health solutions for healthcare providers and their patients in the hospital and the home. Headquartered in the Netherlands, the company is a leader in diagnostic imaging, ultrasound, image-guided therapy, monitoring and enterprise informatics, as well as in personal health. Philips generated 2025 sales of EUR 18 billion and employs approximately 64,800 employees with sales and services in more than 100 countries. News about Philips can be found at www.philips.com/newscenter.

Philips’ reportable segments comprise the operating segments Diagnosis & Treatment, Connected Care, and Personal Health. Besides these reportable segments, segment Other comprises Philips’ central Innovation & Design, IP royalty activities, corporate central costs, and other minor items not allocated to the operating segments.

Supply chain characteristics for 3TG

The supply chain for 3TGs consists of many tiers. Before reaching Philips’ direct suppliers, in general, 3TGs will go from mines to traders, exporters, smelters or refiners (collectively referred to in this report as smelters), alloy producers and component manufacturers, and sometimes intermediate suppliers. One or more of the 3TG metals are contained in the vast majority of Philips products, typically in small quantities. Philips sources products and components from approximately 4,100 first-tier suppliers globally. First-tier suppliers are those suppliers that Philips selected and with whom Philips has a direct business relationship. These first-tier suppliers may select their suppliers (second-tier suppliers), which in turn may have their own group of suppliers (third-tier), and so on. There may be seven or more tiers in the supply chain between a 3TG mine and Philips. Philips works with its first-tier suppliers to investigate the deeper levels of the supply chain, to determine the origin of 3TGs contained in Philips products.

Philips conflict minerals due diligence program

Due to Philips’ position in the supply chain and its limited insight in and leverage over the lower levels of the supply chain, Philips engages and actively cooperates with other industry members. As encouraged in the third edition of the Organization for Economic Co-operation and Development Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas (including its supplements on 3TG, referred to in this report as “OECD Guidance”), the internationally recognized standard on which Philips’ conflict minerals supply chain due diligence program is based, Philips supports an industry initiative, the Responsible Minerals Initiative (RMI). RMI, through its Responsible Minerals Assurance Process (RMAP), uses an independent third-party audit to assess whether smelters conform with RMI standards and have responsible mineral procurement processes in place. The RMI, was founded by members of the Responsible Business Alliance (RBA), and the Global e-Sustainability Initiative (GeSI).

The data on which certain statements in this report are based were obtained through Philips’ membership in the RMI, using the RMI Reasonable Country of Origin Inquiry report3. In addition, Philips uses the tools and supports the initiatives developed by the RMI especially the Conflict Minerals Reporting Template (CMRT) and Responsible Minerals Assurance Process (RMAP).

Philips aligns its due diligence processes with reference to the OECD Guidance, which offers a five-step framework for risk-based due diligence in the mineral supply chain.

OECD Step 1: Company Management system

During the 2025 reporting period, Philips’ position paper on responsible sourcing in relation to conflict minerals formed the basis of Philips’ responsible minerals due diligence program. In April 2026, Philips adopted and published its Responsible Minerals Sourcing Policy (the “Policy”), which replaced the position paper and is now Philips’ current public policy on its website for responsible minerals sourcing. The Policy is informed by the OECD Guidance and sets out Philips’ expectations for responsible minerals sourcing in its upstream supply chain. Philips communicated its responsible sourcing expectations to all priority suppliers (see below section “OECD Step 2” for the definition of priority suppliers). Philips has committed not to purchase raw materials, subassemblies, or supplies, which Philips knows contain conflict minerals that directly or indirectly finance or benefit armed groups in the Democratic Republic of the Congo (DRC), an adjoining country or any conflict-affected or high-risk areas (CAHRAs).

Philips has a risk-based approach designed to help mitigate the risk of contributing to significant adverse impacts associated with the extraction, transport or trade of 3TG, including the risks identified in Annex II of the OECD Guidance. Philips’ program goals, as described in the position paper and Philips’ derived standards and processes, include efforts to:

•

support responsible sourcing of 3TG by performing due diligence in line with the OECD Guidance, including identification of smelters/refiners in the supply chain and risk-based engagement where red flags are identified.

[3]

This list provides country of origin information for smelting and refining facilities that are validated through the Responsible Minerals Assurance Process. This data is based on the results of independent third-party audits and is available to RMI member companies only. The audit standard is developed according to global standards including the OECD Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas and the U.S. Dodd-Frank Wall Street Reform and Consumer Protection Act.

•

where sourcing of minerals from conflict-affected and high-risk areas, which includes Covered Countries, is possible, seek to support legitimate, responsible supply chains while preventing and addressing identified risks, in line with the OECD Guidance and without encouraging de facto embargoes.

Philips created and maintains an internal conflict minerals team to manage the implementation and progress of Philips’ due diligence efforts. The internal team consists of representatives from Procurement, Sustainability, Finance, Export Control, Legal and the General Business Principles (GBP) Program Office.

Philips established a system of control and transparency over its 3TG supply chains by creating a process to engage a group of first-tier priority suppliers and request them to submit information to Philips using the CMRT4. The information submitted by priority suppliers includes information gathered by those suppliers about the smelters identified in their own supply chains. The information has been used by Philips to assess the due diligence efforts implemented by priority suppliers, and to identify smelters in the supply chain.

Philips made responsible sourcing of minerals a supplier contract requirement. The Philips Supplier Sustainability Declaration5 (SSD) includes a provision about Responsible Sourcing of Minerals. The SSD is part of the general conditions of purchase, and of the purchasing agreements signed with suppliers. It requires suppliers to have a policy in place to reasonably assure that their 3TG does not directly or indirectly finance or benefit armed groups that are perpetrators of serious human rights abuses in the Covered Countries, or CAHRAs, and to exercise due diligence on the source and chain of custody. This due diligence should be done in a way consistent with the OECD Guidance or an equivalent and recognized due diligence framework.

For first-tier suppliers, Philips has a supplier sustainability performance program6 in place in which, amongst others, the implementation of the SSD is assessed. Responsible Sourcing of Minerals is one of the topics reviewed in this program. In case non-conformances are identified during the assessment, suppliers are requested to make a corrective action plan and Philips monitors the implementation of this plan until the non-conformance is corrected.

Multiple communication channels exist to serve as grievance mechanisms for early-warning risk awareness. Next to direct contact opportunities in the Beyond Auditing Program, Philips has the Philips Speak Up policy and underlying Speak Up mechanism that enables its stakeholders (including employees, former employees and third parties) to inform Philips of any concerns they

[4]	The CMRT is a survey tool developed by the RMI to standardize collection of due diligence information in the supply chain.
[5]

More information on the Supplier Sustainability Declaration can be found here:
https://www.philips.com/c-dam/corporate/about-philips/company/suppliers/supplier-sustainability/policies/philips-supplier-sustainability-declaration.pdf

[6]

More information about the Philips supplier sustainability performance program can be found here: https://www.philips.com/a-w/about/sustainability/supplier-sustainability/supplier-sustainability-performance.html may have. Under the Speak Up policy, concerns regarding compliance with Philips’ General Business Principles (GBP) can be reported (anonymously) through various channels, including by phone and web-intake7. In addition, stakeholders can use the email address supplier.sustainability@philips.com or existing industry grievance mechanisms like RMI to file complaints related to 3TG.

OECD Step 2: Risk identification and assessment

Given the substantial number of Philips’ suppliers, Philips focuses its efforts on a group of first-tier priority suppliers (referred to as “priority suppliers”) and collaborates with them to identify the smelters in their supply chain. Supplier selection for the conflict minerals program is primarily based on industry and materials (component) risk. Philips uses a system to classify suppliers in commodity groups, for example, plastics, packaging, and metals. The top 80% of suppliers (based on procurement spend) in commodity groups relevant to conflict minerals are selected. Philips does not select suppliers for this program if they are in commodity groups for which it is unlikely that one or more of the 3TGs are contained in the products. For example, software and packaging suppliers. In addition, suppliers that provide a high quantity of 3TG materials are also selected, even if these suppliers are not part of the top 80% of suppliers.

All identified priority suppliers receive a letter formally requesting them to:

•

Adopt and maintain a responsible minerals sourcing policy to reasonably assure that the 3TG in their products does not directly or indirectly finance or benefit armed groups in the Covered Countries or CAHRAs.

•	Identify 3TG smelters in their supply chain and steer their supply chain towards RMAP conformant (or equivalent) smelters, including by cascading requests to relevant sub-tier suppliers.

•	Provide information to Philips by completing and submitting the CMRT.

A Philips conflict minerals team is available to increase awareness amongst priority suppliers and to help them meet Philips’ expectations/requirements. Different background and training materials are made available to suppliers.

Philips reviews each received supplier CMRT and assesses whether it meets Philips’ acceptance criteria. These include, among other things, completeness, adoption of a responsible minerals sourcing policy, data collection from next tier suppliers, smelter identification and disclosure, and potential red flags. Suppliers who provided a CMRT that did not meet the acceptance criteria, and suppliers who provided incomplete or potentially inaccurate information, were requested to take corrective actions, perform additional due diligence and update their CMRT accordingly. The data regarding identified smelters (including the list of smelters set forth in Section 8) in this report is derived only from CMRTs which met the Philips’ acceptance criteria or were otherwise confirmed through follow-up engagement, and that were validated against the CMRT Smelter Look-up and/or RMI smelter database.

[7]	More information about the Philips General Business Principles can be found here: https://www.philips.com/a-w/about/investor/governance/business-principles.html

Philips reviews the supplier CMRTs to determine if there are any findings that indicate a need to conduct further due diligence and gather more detailed information.

Philips evaluates the smelters identified in the supplier CMRTs based on various sources of available information. Philips mainly uses the RMAP conformant and active8 smelter list to evaluate the identified smelters. RMAP recognizes and includes smelters from other lists such as the London Bullion Metal Association (LBMA) and Responsible Jewelry Council (RJC). Philips may also use other sources of information to assess potential risk. In addition, Philips uses numerous factors to determine the level of risk that each smelter poses to the supply chain by identifying red flags. These factors may include geographic proximity to the Covered Countries, or an embargoed country/region; Known mineral source country of origin; RMAP audit status; Credible evidence of unethical or conflict sourcing; and Peer Assessments conducted by credible third-party sources, including international organizations.

OECD Step 3: Strategy to respond to identified risks

Progress and findings of the supply chain risk assessment are regularly reported to senior management. The risk management plan adopted by Philips is in accordance with its policy to apply risk-based escalation and, where appropriate, reconsider business relationship decisions where a supplier fails to address identified risks after documented engagement and corrective action efforts.

To monitor and track performance of risk management efforts, Philips uses data reported by suppliers in the CMRTs and updates of the RMAP conformant smelter list. The status is discussed internally in monthly reviews with the conflict minerals team and reported to senior management.

Philips requests priority suppliers to update and resend their CMRT when additional information becomes available to such suppliers. When updates are received, the CMRT review step as described above is repeated to assess and mitigate risks.

OECD Step 4: Audits of smelter due diligence practices

The fourth step in the OECD guidance is to conduct independent third-party audits of the smelters’ and refiners’ due diligence practices. Philips is a member of RMI and uses information provided by the RMI for this step, such as the list of conformant smelters against RMI standard. Through its membership, Philips also has access to the RMI RCOI data which provides country of origin information for the mined materials of conformant smelters and refiners in the RMAP (or equivalent assessment).

[8]

RMI active smelters and refiners are at various stages of the audit cycle (undergoing or committed to undergo the audit). The full definition of RMI “active” smelters can be found here: https://www.responsiblemineralsinitiative.org/facilities-lists/

Philips contributes to the RMI as a member company and encourages smelters to participate in the RMAP through direct communication and smelter outreach communication.

OECD Step 5: Report annually on supply chain due diligence.

Since 2014, Philips reports annually on supply chain due diligence by filing a Form SD and Conflict Minerals Report with the United States Securities and Exchange Commission (SEC). Philips has been including certain disclosures about the use of conflict minerals since 2009, even before the SEC’s rules first became effective. A dedicated responsible sourcing of minerals website with information for stakeholders is available. In 2012, Philips published its smelter list and continues to regularly update its smelter list as more information becomes available.

3. Reasonable country of origin inquiry results

As described above, SEC rules provide that if, after conducting in good faith, a reasonable country of origin inquiry, an SEC registrant determines, or has reason to believe, that any of the 3TGs used in connection with the products for which it is responsible may have originated in the Covered Countries, or did not come from recycled or scrap sources, the registrant should conduct due diligence on the source and chain of custody of its conflict minerals, following a nationally or internationally recognized framework.

For 2025, Philips identified 172 priority suppliers and used the data provided by these suppliers in their CMRTs to identify the smelters in the Philips supply chain. These smelters may have been used to process 3TG metals contained in Philips’s products. Philips performs risk-based due diligence on all the reported smelters using available information (including RMAP status and disclosed country-of-origin information where available), even though some of these smelters may not provide 3TG that end up in Philips’ products. The direct link between smelters and Philips is not certain when sub-tier suppliers shared their information on company rather than product level.

Philips achieved a 99% response rate in its supply chain investigation and 76% of the submitted CMRTs met or exceeded Philips’ minimum acceptance criteria. Since 2022, Philips has intensified its due diligence by strengthening the acceptance criteria for CMRTs. Philips remains focused on consistently engaging with suppliers to improve their practices, aiming to achieve an acceptance rate of 85%. The names of 337 different smelters were reported by priority suppliers in CMRT smelter lists that met the minimum acceptance criteria. However, some of the entities named by the priority suppliers may not be smelters. Philips used the “Smelter Look-up” in the CMRT version 6.5 and RMI smelter database information as a reference to compile the Philips Smelter List.

Based on the CMRT “Smelter Look-up”, Philips identified a total of 317 listed smelters in the supply chain out of the 337 names reported to Philips in accepted CMRTs. According to the RMI smelter database information, among the 337 names of smelters reported to Philips in accepted CMRTs, 14 have ceased or suspended operations and 6 have been confirmed not to be smelters.

As a result of focusing on improving the smelter data quality received from the priority suppliers, Philips has been able to reduce the number of non-recognized smelters in accepted CMRTs from 85 reported in 2015, to 9 reported in 2016, to 5 reported in 2017, to 3 reported in 2018, and finally to 0 since 2019.

The majority of the identified smelters in accepted CMRTs are located in Asia, with 81 smelters in China.

Results of the RCOI by metal and sourcing category

	Gold	Tantalum	Tin	Tungsten	Total
Smelters known to source from the DRC	0	5	7	6	18
Smelters known to source from the DRC adjoining countries	1	7	1	4	13
Smelters known to source from CAHRAs	9	14	12	10	45
Smelters known to process only recycled or scrap materials	6	1	7	6	20
Smelters known to source from outside the Covered Countries	90	19	41	22	172
Smelters with unknown mineral origin	72	2	19	11	104

Note: Individual smelters may fall into one or more of the above categories. The totals provided therefore are not representative of the total number of identified smelters.

For the 317 identified smelters from accepted CMRTs listed in section 8, Philips used the RMI Reasonable Country of Origin Inquiry (RCOI) report. This country-of-origin data is available for smelters that successfully completed an RMAP audit and chose to disclose their sourcing countries to the RMI. The above categories are not mutually exclusive and a smelter may be counted in more than one category. For example, a smelter that sources from both a Covered Country or CAHRA and countries outside those areas would be represented twice in the table. Not all identified smelters are included in the table, as certain smelters do not disclose origin information. As the RMI generally does not specify individual countries of origin of 3TGs processed by audited smelters, Philips cannot determine with certainty the specific countries of origin of all 3TG processed by the identified smelters.

In the CMRTs received that met Philips’ minimum acceptance criteria, 41 suppliers indicated that their products contain 3TG metals that may have originated from the Covered Countries or CAHRAs. We then performed due diligence on the source and chain of custody of the conflict minerals in question.

4.	Due diligence framework & measures

Framework

Philips’ conflict minerals due diligence framework for the reporting period of calendar year 2025 has been informed by OECD Guidance and sets expectations for risk-based due diligence in minerals supply chains.

Measures

Below is a description of the measures Philips undertook to conduct its reasonable country of origin inquiry (RCOI) and related due diligence to identify the source and chain of custody of the necessary conflict minerals contained in Philips’ products.

•

During the 2025 reporting period, Philips maintained its responsible sourcing minerals expectations through its position paper on responsible sourcing of minerals and related supplier requirements. In April 2026, Philips adopted and published its Responsible Minerals Sourcing Policy, which replaced the position paper and is now Philips public policy.

•

During the investigation phase, once a month the Philips conflict minerals team met to review progress and results of supplier data collection, supplier due diligence and smelter identification. Internal performance reports were created for these meetings. Using data from Supplier Sustainability Scorecards, these reports included an overview of the monthly progress of priority suppliers, as well as, progress highlights, areas of concern, outlook for coming weeks, and identified risks.

•	In total, 12 Supplier Sustainability Scorecards were shared with senior management. Regarding Conflict Minerals, the main topics addressed in the scorecards included:

•	The progress of CMRT collection from priority suppliers

•	The status of supplier CMRTs with regards to meeting Philips’ CMRT acceptance criteria

•	Philips contacted priority suppliers via letter formally requesting priority suppliers to steer their supply chain towards RMAP (or equivalent) conformant smelters.

•

Philips requested priority suppliers to identify smelters in their supply chain and to report the identified smelters to Philips using the CMRT. In case a lack of progress was observed, Philips followed up with suppliers by sending out multiple reminders via email, as well as by reaching out via phone and online meeting platforms.

•

Philips facilitated the learning and development of suppliers. The Philips conflict minerals team regularly contacted suppliers via email, online meeting platforms, and phone to monitor the suppliers’ progress, provide additional training, and check whether the conflict minerals requirements of Philips were interpreted correctly.

•

Philips reviewed all received supplier CMRTs to evaluate whether they met Philips’ acceptance criteria regarding completeness, adoption of a conflict-free policy, data collection from next tier suppliers, and smelter identification and disclosure. Suppliers that provided a CMRT that did not meet the acceptance criteria, and suppliers that provided incomplete or potentially inaccurate information, were requested to take corrective actions, and update their CMRT accordingly.

•

Philips reviewed all received supplier CMRTs to determine if there were any areas of concern giving rise to the need to conduct further due diligence and thus gather more information. During the year, Philips has followed up on areas of concern in several cases.

•

Philips reviewed all received supplier CMRTs against the list of smelters that were audited through the RMI’s Responsible Minerals Assurance Process (RMAP) or other independent third-party audit programs.

•

As a member of the RMI, Philips utilized the due diligence conducted on smelters by the RMI’s RMAP. This program uses independent third-party auditors to assess smelters’ due diligence systems and sourcing and chain of custody controls against the RMAP criteria.

•

Philips devised and adopted a risk management plan according to the level of risk in 3TG supply chains. Philips determined the level of risk, considering available information on mineral origin, RMAP compliance status, and possible connection to conflict as reported from credible sources. To mitigate risk, Philips might require high-risk suppliers to take corrective actions, or request smelters with unknown mineral origin to participate in the RMAP.

•	Philips published the “Philips Conflict Minerals Reporting Template” on Philips’ conflict minerals website, including a list of smelters identified by the selected priority suppliers during 2025.

•

Since 2013, Philips has annually filed the Conflict Minerals Report (and the Exhibits thereto) with the SEC. The Conflict Minerals Report for 2025 is filed as Exhibit 1.01 to Form SD. The report is available on Philips’ conflict minerals website.

•

Philips archives relevant evidence related to its Conflict Minerals Program for at least five years. Records are stored in a manner allowing timely and easy access while protecting the records from unauthorized alteration.

•

Multiple communication channels exist to serve as grievance mechanisms for early-warning risk awareness. Apart from direct contact opportunities in the engagement programs, Philips has the Philips Speak Up policy and underlying Speak Up mechanism that enables its stakeholders (including employees, former employees and third parties) to inform Philips of any concerns they may have. Under the Speak Up policy, concerns relating to the Philips’ General Business Principles (GBP) can be reported (anonymously) through various channels, including by phone and web-intake[9]. In addition, stakeholders can use the email address mailto:conflict_free_minerals@Philips.com supplier.sustainability@philips.com or existing industry grievance mechanisms like RMI to file complaints related to 3TG.

5.	Conflict minerals due diligence outcomes

To the best of Philips’ knowledge, none of the smelters identified in Philips’ supply chain are known to source 3TG that directly or indirectly benefit armed groups in the DRC. 217 (68%) of the 317 smelters identified by Philips in CMRTs that met Philips’ minimum acceptance criteria participated in the RMAP or equivalent audit program. 210 (66%) of the identified smelters in accepted CMRTs successfully passed the RMAP or equivalent audit and were reported as RMAP conformant with RMI standard. 7 (2%) of the identified smelters in accepted CMRTs are in various stages of the audit (so-called “RMI active smelters”). The remaining 100 (32%) identified smelters in accepted CMRTs have not started a valid independent third-party audit to confirm their conformance with RMI standards. Accordingly, the RMAP conformance status of these 100 unaudited smelters as well as the 7 active smelters that are in various stages of the audit process is reported in this conflict minerals report as undeterminable.

In relation to the Conflict Minerals due diligence, Philips did not discontinue business with any direct suppliers in the reporting period because Philips did not identify any reason to believe that any of the suppliers were purchasing 3TG that directly or indirectly finances or benefits armed groups in the Covered Countries nor has any supplier refused to continue investigating and potentially eliminate a red flag smelter from the supply chain, if confirmed. Philips nevertheless continues to review and potentially remove smelters from its supply chain when Philips has concerns regarding their due diligence process and/or sourcing practices from Covered Countries. Given the fact that, typically, neither Philips nor its suppliers have a direct business relationship with the entities with respect to which Philips is further investigating concerns, the process takes time.

[9]	More information about the Philips General Business Principles can be found here: https://www.philips.com/a-w/about/investor/governance/business-principles.html

6.	Determination

Philips has not been able to confirm the identification of a conflict-free status under the RMAP standards for all smelters reported by its supply chain. However, none of the smelters identified in Philips’ supply chain is known to Philips as sourcing 3TG that directly or indirectly finances or benefits armed groups in the Covered Countries.

As a result of the due diligence measures performed, Philips provides below in Section 8 the known smelter facilities that may have been used to process 3TG metals contained in Philips’s products, and their RMAP conformance status. The status is based on information the RMI provides to its members. Philips includes the category “RMI Active” as it shows smelters that committed to or are currently in the process of undertaking an audit. The list of smelter facilities provided in Section 8 of this Conflict Minerals Report includes all 317 entities that were confirmed to be eligible smelters.

This Conflict Minerals Report is intended to cover Philips’ entire product portfolio that uses 3TG. Given Philips’ large product portfolio and extensive supplier base, Philips does not have component level information from all 4,100 first-tier suppliers. This means our list of processing smelters and refiners disclosed in Section 8 may contain more facilities than those that actually processed the conflict minerals contained in our products. As a result, the approach is to conduct supply chain due diligence and report at the company level for the entire product portfolio, rather than for specific Philips products. This enables Philips to focus its efforts on building, maintaining, and improving a robust due diligence program.

7.	Steps to improve future Philips conflict minerals due diligence program

For reporting year 2026, Philips plans to:

•

Continue engagement with existing industry programs and groups, such as responsible sourcing and upstream impact programs and workgroups initiated under the Responsible Minerals Initiative (RMI), to encourage further adoption, improvement, and reliability in relevant programs, tools and standards.

•	Continue to reach out to smelters to encourage their participation in relevant responsible sourcing initiatives.

•	Strengthen our work with priority suppliers to:

•	help them understand and satisfy Philips’ responsible sourcing expectations.

•	help them implement or further improve their due diligence process aligned with international best practices

•	investigate their supply chain and identify smelters

•	confirm the conflict-free status of identified smelters

•

Continue to educate and communicate to priority suppliers Philips’ expectation that they steer their supply chain towards smelters audited as conformant to the Responsible Minerals Assurance Process (RMAP) or other equivalent programs. Philips will request suppliers to annually show progress in reducing the number of non-conformant smelters reported in the supply chain.

•	Continue exploring its supply chain for other minerals which are not included in the definition of conflict minerals but are linked to human rights risks.

•	Hold dialogues with relevant stakeholders to discuss challenges, share best practices, and collaborate on solutions for responsible minerals sourcing.

•	Explore and leverage digital workflow capabilities to streamline supplier outreach, data collection, and follow-up actions, and to strengthen efficiency of due diligence activities.

8.	List of smelter facilities

The table below represents a consolidated list of smelters (317 in total) identified by Philips’ priority suppliers. The results are based on:

•	Information provided by the selected priority suppliers in their CMRTs

•	RMI smelter reference list, as included in the CMRT version 6.5 (released April 25, 2025)

•	Smelter database information available to the RMI members – version from April 14, 2026.

This list includes only smelters identified in supplier CMRTs that met Philips’ acceptance criteria or were otherwise confirmed through follow-up engagement, and that were validated against the CMRT Smelter Look-up and/or RMI smelter database. Where a supplier CMRT reported red flag smelters, Philips did not accept the CMRT and requested the supplier to perform additional due diligence and submit an updated or otherwise confirmed CMRT. Smelters reported only in unaccepted or unconfirmed CMRTs were excluded from this list. Accordingly, the list below may not reflect all smelters initially reported by priority suppliers

Metal	ID	Standard Smelter Name	RMAP Compliant	RMI Active

Gold	CID000015	Advanced Chemical Company	Yes	No

Gold	CID000019	Aida Chemical Industries Co., Ltd.	Yes	No

Gold	CID000035	Agosi AG	Yes	No

Gold	CID000041	Almalyk Mining and Metallurgical Complex (AMMC)	Yes	No

Gold	CID000058	AngloGold Ashanti Corrego do Sitio Mineracao	Yes	No

Gold	CID000077	Argor-Heraeus S.A.	Yes	No

Gold	CID000082	ASAHI METALFINE, Inc.	Yes	No

Gold	CID000090	Asaka Riken Co., Ltd.	Yes	No

Gold	CID000103	Atasay Kuyumculuk Sanayi Ve Ticaret A.S.	No	No

Gold	CID000113	Aurubis AG, Hamburg	Yes	No

Gold	CID000128	Bangko Sentral ng Pilipinas (Central Bank of the Philippines)	Yes	No

Gold	CID000157	Boliden Mineral AB (Ronnskar)	Yes	No

Gold	CID000176	C. Hafner GmbH + Co. KG	Yes	No

Gold	CID000180	Caridad	No	No

Gold	CID000185	Glencore Canada Corporation - CCR Refinery	Yes	No

Gold	CID000189	Cendres + Metaux S.A.	No	No

Gold	CID000197	Yunnan Copper Southwest Copper Branch	No	No

Gold	CID000233	Chimet S.p.A.	Yes	No

Gold	CID000264	Chugai Mining	Yes	No

Gold	CID000343	Daye Non-Ferrous Metals Mining Ltd.	No	No

Gold	CID000359	DSC (Do Sung Corporation)	Yes	No

Gold	CID000401	Dowa	Yes	No

Gold	CID000425	Eco-System Recycling Co., Ltd. East Plant	Yes	No

Gold	CID000522	Refinery of Seemine Gold Co., Ltd.	No	No

Gold	CID000671	Hangzhou Fuchunjiang Smelting Co., Ltd.	No	No

Gold	CID000689	LT Metal Ltd.	Yes	No

Gold	CID000694	Heimerle + Meule GmbH	Yes	No

Gold	CID000707	Heraeus Metals Hong Kong Ltd.	Yes	No

Gold	CID000711	Heraeus Germany GmbH Co. KG	Yes	No

Gold	CID000767	Hunan Chenzhou Mining Co., Ltd.	No	No

Gold	CID000773	Hunan Guiyang yinxing Nonferrous Smelting Co., Ltd.	No	No

Gold	CID000778	HwaSeong CJ CO., LTD.	No	No

Gold	CID000801	Inner Mongolia Qiankun Gold and Silver Refinery Share Co., Ltd.	Yes	No

Gold	CID000807	Ishifuku Metal Industry Co., Ltd.	Yes	No

Gold	CID000814	Istanbul Gold Refinery	Yes	No

Gold	CID000823	Japan Mint	Yes	No

Gold	CID000855	Jiangxi Copper Co., Ltd.	Yes	No

Gold	CID000920	Asahi Refining USA Inc.	Yes	No

Gold	CID000924	Asahi Refining Canada Ltd.	Yes	No

Gold	CID000937	JX Advanced Metals Corporation	Yes	No

Gold	CID000956	Kazakhmys Smelting LLC	No	No

Gold	CID000957	Kazzinc Ltd	Yes	No

Gold	CID000969	Kennecott Utah Copper LLC	Yes	No

Gold	CID000981	Kojima Chemicals Co., Ltd.	Yes	No

Gold	CID001029	Kyrgyzaltyn JSC	No	No

Gold	CID001032	L’azurde Company For Jewelry	No	No

Gold	CID001056	Lingbao Gold Co., Ltd.	No	No

Gold	CID001078	LS MnM Inc.	Yes	No

Gold	CID001093	Luoyang Zijin Yinhui Gold Refinery Co., Ltd.	No	No

Gold	CID001113	Materion	Yes	No

Gold	CID001119	Matsuda Sangyo Co., Ltd.	Yes	No

Gold	CID001147	Metalor Technologies (Suzhou) Ltd.	Yes	No

Gold	CID001149	Metalor Technologies (Hong Kong) Ltd.	Yes	No

Gold	CID001152	Metalor Technologies (Singapore) Pte., Ltd.	Yes	No

Gold	CID001153	Metalor Technologies S.A.	Yes	No

Gold	CID001157	Metalor USA Refining Corporation	Yes	No

Gold	CID001161	Metalurgica Met-Mex Penoles S.A. De C.V.	Yes	No

Gold	CID001188	Mitsubishi Materials Corporation	Yes	No

Gold	CID001193	Mitsui Mining and Smelting Co., Ltd.	Yes	No

Gold	CID001220	Nadir Metal Rafineri San. Ve Tic. A.S.	Yes	No

Gold	CID001236	Navoi Mining and Metallurgical Combinat	Yes	No

Gold	CID001259	Nihon Material Co., Ltd.	Yes	No

Gold	CID001325	Ohura Precious Metal Industry Co., Ltd.	Yes	No

Gold	CID001352	MKS PAMP SA	Yes	No

Gold	CID001362	Penglai Penggang Gold Industry Co., Ltd.	No	No

Gold	CID001397	PT Aneka Tambang (Persero) Tbk	Yes	No

Gold	CID001498	PX Precinox S.A.	Yes	No

Gold	CID001512	Rand Refinery (Pty) Ltd.	Yes	No

Gold	CID001534	Royal Canadian Mint	Yes	No

Gold	CID001546	Sabin Metal Corp.	No	No

Gold	CID001555	Samduck Precious Metals	No	No

Gold	CID001562	Samwon Metals Corp.	No	No

Gold	CID001585	SEMPSA Joyeria Plateria S.A.	Yes	No

Gold	CID001619	Shandong Tiancheng Biological Gold Industrial Co., Ltd.	No	No

Gold	CID001622	Shandong Zhaojin Gold & Silver Refinery Co., Ltd.	Yes	No

Gold	CID001736	Sichuan Tianze Precious Metals Co., Ltd.	Yes	No

Gold	CID001761	Solar Applied Materials Technology Corp.	Yes	No

Gold	CID001798	Sumitomo Metal Mining Co., Ltd.	Yes	No

Gold	CID001810	Super Dragon Technology Co., Ltd.	No	No

Gold	CID001875	Tanaka Kikinzoku Kogyo K.K.	Yes	No

Gold	CID001909	Great Wall Precious Metals Co., Ltd. of CBPM	No	No

Gold	CID001916	Shandong Gold Smelting Co., Ltd.	Yes	No

Gold	CID001938	Tokuriki Honten Co., Ltd.	Yes	No

Gold	CID001947	Tongling Nonferrous Jinguan (Ausmelt) Copper Industry	No	No

Gold	CID001955	Torecom	No	No

Gold	CID001980	Umicore S.A. Business Unit Precious Metals Refining	Yes	No

Gold	CID001993	United Precious Metal Refining, Inc.	Yes	No

Gold	CID002003	Valcambi S.A.	Yes	No

Gold	CID002030	Gold Corporation - The Perth Mint	Yes	No

Gold	CID002100	Yamakin Co., Ltd.	Yes	No

Gold	CID002129	Yokohama Metal Co., Ltd.	Yes	No

Gold	CID002224	Zhongyuan Gold Smelter of Zhongjin Gold Corporation	Yes	No

Gold	CID002243	Zijin Mining Group Gold Smelting Co. Ltd.	Yes	No

Gold	CID002282	Morris and Watson	No	No

Gold	CID002290	SAFINA A.S.	Yes	No

Gold	CID002314	Umicore Precious Metals Thailand	No	No

Gold	CID002509	MMTC-PAMP India Pvt., Ltd.	Yes	No

Gold	CID002511	KGHM Polska Miedz Spolka Akcyjna	Yes	No

Gold	CID002516	Singway Technology Co., Ltd.	No	No

Gold	CID002525	Shandong Humon Smelting Co., Ltd.	No	No

Gold	CID002527	Shenzhen Zhonghenglong Real Industry Co., Ltd.	No	No

Gold	CID002560	Al Etihad Gold Refinery DMCC	No	No

Gold	CID002561	Emirates Gold DMCC	No	No

Gold	CID002562	International Precious Metal Refiners	No	No

Gold	CID002580	T.C.A S.p.A	Yes	No

Gold	CID002582	REMONDIS PMR B.V.	Yes	No

Gold	CID002584	Fujairah Gold FZC	No	No

Gold	CID002588	Shirpur Gold Refinery Ltd.	No	No

Gold	CID002605	Korea Zinc Co., Ltd.	Yes	No

Gold	CID002606	Marsam Metals	No	No

Gold	CID002615	TOO Tau-Ken-Altyn	Yes	No

Gold	CID002708	Abington Reldan Metals, LLC	Yes	No

Gold	CID002761	SAAMP	No	No

Gold	CID002762	L’Orfebre S.A.	No	No

Gold	CID002763	8853 S.p.A.	No	No

Gold	CID002765	Italpreziosi	Yes	No

Gold	CID002778	WIELAND Edelmetalle GmbH	Yes	No

Gold	CID002779	Oegussa Oesterreichische Gold- und Silber-Scheideanstalt Gesm.b.H.	No	Yes

Gold	CID002850	AU Traders and Refiners	No	No

Gold	CID002852	GGC Gujrat Gold Centre Pvt. Ltd.	No	No

Gold	CID002857	Modeltech Sdn Bhd	No	No

Gold	CID002863	Bangalore Refinery	Yes	No

Gold	CID002867	Degussa Sonne / Mond Goldhandel GmbH	No	No

Gold	CID002872	Pease & Curren	No	No

Gold	CID002893	JALAN & Company	No	No

Gold	CID002918	SungEel HiMetal Co., Ltd.	Yes	No

Gold	CID002919	Planta Recuperadora de Metales SpA	Yes	No

Gold	CID002920	ABC Refinery Pty Ltd.	No	No

Gold	CID002973	Safimet S.p.A	No	No

Gold	CID003153	State Research Institute Center for Physical Sciences and Technology	No	No

Gold	CID003186	Gold Coast Refinery	No	No

Gold	CID003189	NH Recytech Company	Yes	No

Gold	CID003324	QG Refining, LLC	No	No

Gold	CID003348	Dijllah Gold Refinery FZC	No	No

Gold	CID003382	CGR Metalloys Pvt Ltd.	No	No

Gold	CID003424	Eco-System Recycling Co., Ltd. North Plant	Yes	No

Gold	CID003425	Eco-System Recycling Co., Ltd. West Plant	Yes	No

Gold	CID003461	Augmont Enterprises Private Limited	No	No

Gold	CID003463	Kundan Care Products Ltd.	No	No

Gold	CID003487	Emerald Jewel Industry India Limited (Unit 1)	No	No

Gold	CID003488	Emerald Jewel Industry India Limited (Unit 2)	No	No

Gold	CID003489	Emerald Jewel Industry India Limited (Unit 3)	No	No

Gold	CID003490	Emerald Jewel Industry India Limited (Unit 4)	No	No

Gold	CID003497	K.A. Rasmussen	No	No

Gold	CID003500	Alexy Metals	No	No

Gold	CID003548	MD Overseas	No	No

Gold	CID003557	Metallix Refining Inc.	No	No

Gold	CID003575	Metal Concentrators SA (Pty) Ltd.	Yes	No

Gold	CID003615	WEEEREFINING	No	No

Gold	CID003641	Gold by Gold Colombia	Yes	No

Gold	CID002750	Shenzhen CuiLu Gold Co., Ltd.	No	No

Gold	CID002760	Albino Mountinho Lda.	No	No

Gold	CID003663	Dongwu Gold Group	No	No

Gold	CID003666	SAM Precious Metals FZ-LLC	No	No

Gold	CID004010	Coimpa Industrial LTDA	Yes	No

Gold	CID004435	SHENZHEN JINJUNWEI RESOURCE COMPREHENSIVE DEVELOPMENT CO., LTD.	No	No

Gold	CID004506	GG Refinery Ltd.	Yes	No

Gold	CID004604	Impala Platinum - Base Metal Refinery (BMR)	Yes	No

Gold	CID004610	Impala Platinum - Rustenburg Smelter	Yes	No

Gold	CID003690	NOBLE METAL SERVICES	No	No

Gold	CID004491	TITAN COMPANY LIMITED, JEWELLERY DIVISION	No	No

Gold	CID004697	Attero Recycling Pvt Ltd	No	No

Gold	CID004714	Impala Platinum - Platinum Metals Refinery (PMR)	Yes	No

Gold	CID004755	Elite Industech Co., Ltd.	Yes	No

Gold	CID005014	Minera Titan del Peru SRL (MTP) - Belen Plant	No	Yes

Tantalum	CID000211	Changsha South Tantalum Niobium Co., Ltd.	Yes	No

Tantalum	CID000460	F&X Electro-Materials Ltd.	Yes	No

Tantalum	CID000616	XIMEI RESOURCES (GUANGDONG) LIMITED	Yes	No

Tantalum	CID000914	JiuJiang JinXin Nonferrous Metals Co., Ltd.	Yes	No

Tantalum	CID000917	Jiujiang Tanbre Co., Ltd.	Yes	No

Tantalum	CID001076	AMG Brasil	Yes	No

Tantalum	CID001163	Metallurgical Products India Pvt., Ltd.	Yes	No

Tantalum	CID001175	Mineracao Taboca S.A.	Yes	No

Tantalum	CID001192	Mitsui Kinzoku Company, Limited	Yes	No

Tantalum	CID001200	NPM Silmet OU	Yes	No

Tantalum	CID001277	Ningxia Orient Tantalum Industry Co., Ltd.	Yes	No

Tantalum	CID001522	Yanling Jincheng Tantalum & Niobium Co., Ltd.	Yes	No

Tantalum	CID001869	Taki Chemical Co., Ltd.	Yes	No

Tantalum	CID001891	Telex Metals	Yes	No

Tantalum	CID001969	Ulba Metallurgical Plant JSC	Yes	No

Tantalum	CID002492	Hengyang King Xing Lifeng New Materials Co., Ltd.	Yes	No

Tantalum	CID002504	D Block Metals, LLC	Yes	No

Tantalum	CID002505	FIR Metals & Resource Ltd.	Yes	No

Tantalum	CID002506	Jiujiang Zhongao Tantalum & Niobium Co., Ltd.	Yes	No

Tantalum	CID002508	XinXing HaoRong Electronic Material Co., Ltd.	Yes	No

Tantalum	CID002512	Jiangxi Dinghai Tantalum & Niobium Co., Ltd.	Yes	No

Tantalum	CID002539	KEMET de Mexico	Yes	No

Tantalum	CID002544	TANIOBIS Co., Ltd.	Yes	No

Tantalum	CID002545	TANIOBIS GmbH	Yes	No

Tantalum	CID002548	Materion Newton Inc.	Yes	No

Tantalum	CID002549	TANIOBIS Japan Co., Ltd.	Yes	No

Tantalum	CID002550	TANIOBIS Smelting GmbH & Co. KG	Yes	No

Tantalum	CID002557	Global Advanced Metals Boyertown	Yes	No

Tantalum	CID002558	Global Advanced Metals Aizu	Yes	No

Tantalum	CID002707	Resind Industria e Comercio Ltda.	Yes	No

Tantalum	CID002842	Jiangxi Tuohong New Raw Material	Yes	No

Tantalum	CID000291	Guangdong Rising Rare Metals-EO Materials Ltd.	Yes	No

Tantalum	CID003926	5D Production OU	No	No

Tantalum	CID004054	PowerX Ltd.	Yes	No

Tantalum	CID004431	CMT Rare Metal Advanced Materials (Hunan) Co., Ltd.	Yes	No

Tantalum	CID004813	Jiangxi Suns Nonferrous Materials Co. Ltd.	No	Yes

Tin	CID000228	Chenzhou Yunxiang Mining and Metallurgy Co., Ltd.	Yes	No

Tin	CID000292	Alpha Assembly Solutions Inc	Yes	No

Tin	CID000309	PT Aries Kencana Sejahtera	No	No

Tin	CID000313	PT Premium Tin Indonesia	Yes	No

Tin	CID000402	Dowa	Yes	No

Tin	CID000438	Empresa Metallurgica Vinto	Yes	No

Tin	CID000448	Estanho de Rondonia S.A.	Yes	No

Tin	CID000468	Fenix Metals	Yes	No

Tin	CID000538	Gejiu Non-Ferrous Metal Processing Co., Ltd.	Yes	No

Tin	CID000555	Gejiu Zili Mining And Metallurgy Co., Ltd.	No	No

Tin	CID000942	Gejiu Kai Meng Industry and Trade LLC	No	No

Tin	CID001070	China Tin Group Co., Ltd.	Yes	No

Tin	CID001142	Metallic Resources, Inc.	Yes	No

Tin	CID001173	Mineracao Taboca S.A.	Yes	No

Tin	CID001182	Minsur	Yes	No

Tin	CID001191	Mitsubishi Materials Corporation	Yes	No

Tin	CID001231	Jiangxi New Nanshan Technology Ltd.	No	Yes

Tin	CID001314	O.M. Manufacturing (Thailand) Co., Ltd.	Yes	No

Tin	CID001337	Operaciones Metalurgicas S.A.	Yes	No

Tin	CID001399	PT Artha Cipta Langgeng	No	Yes

Tin	CID001453	PT Mitra Stania Prima	Yes	No

Tin	CID001458	PT Prima Timah Utama	Yes	No

Tin	CID001477	PT Timah Tbk Kundur	Yes	No

Tin	CID001482	PT Timah Tbk Mentok	Yes	No

Tin	CID001539	Rui Da Hung	Yes	No

Tin	CID001898	Thaisarco	Yes	No

Tin	CID001908	Gejiu Yunxin Nonferrous Electrolysis Co., Ltd.	No	No

Tin	CID002015	VQB Mineral and Trading Group JSC	No	No

Tin	CID002036	White Solder Metalurgia e Mineracao Ltda.	Yes	No

Tin	CID002158	Yunnan Chengfeng Non-ferrous Metals Co., Ltd.	No	No

Tin	CID002180	Tin Smelting Branch of Yunnan Tin Co., Ltd.	Yes	No

Tin	CID002468	Magnu’s Minerais Metais e Ligas Ltda.	Yes	No

Tin	CID002500	Melt Metais e Ligas S.A.	No	No

Tin	CID002503	PT ATD Makmur Mandiri Jaya	Yes	No

Tin	CID002517	O.M. Manufacturing Philippines, Inc.	Yes	No

Tin	CID002570	CV Ayi Jaya	Yes	No

Tin	CID002572	Electro-Mechanical Facility of the Cao Bang Minerals & Metallurgy Joint Stock Company	No	No

Tin	CID002573	Nghe Tinh Non-Ferrous Metals Joint Stock Company	No	No

Tin	CID002574	Tuyen Quang Non-Ferrous Metals Joint Stock Company	No	No

Tin	CID002593	PT Rajehan Ariq	Yes	No

Tin	CID002696	PT Cipta Persada Mulia	Yes	No

Tin	CID002703	An Vinh Joint Stock Mineral Processing Company	No	No

Tin	CID002706	Resind Industria e Comercio Ltda.	Yes	No

Tin	CID002756	Super Ligas	Yes	No

Tin	CID002773	Aurubis Beerse	Yes	No

Tin	CID002774	Aurubis Berango	Yes	No

Tin	CID002776	PT Bangka Prima Tin	Yes	No

Tin	CID002858	Modeltech Sdn Bhd	No	No

Tin	CID003116	Guangdong Hanhe Non-ferrous Metal Limited Company	Yes	No

Tin	CID003190	Chifeng Dajingzi Tin Industry Co., Ltd.	Yes	No

Tin	CID003325	Tin Technology & Refining	Yes	No

Tin	CID003356	Dongguan CiEXPO Environmental Engineering Co., Ltd.	No	No

Tin	CID003379	Ma’anshan Weitai Tin Co., Ltd.	No	No

Tin	CID003380	PT Masbro Alam Stania	No	No

Tin	CID003387	Luna Smelter, Ltd.	Yes	No

Tin	CID003397	Yunnan Yunfan Non-ferrous Metals Co., Ltd.	Yes	No

Tin	CID003409	Precious Minerals and Smelting Limited	No	No

Tin	CID003410	Gejiu City Fuxiang Industry and Trade Co., Ltd.	No	No

Tin	CID003449	PT Mitra Sukses Globalindo	Yes	No

Tin	CID003486	CRM Fundicao De Metais E Comercio De Equipamentos Eletronicos Do Brasil Ltda	No	Yes

Tin	CID003524	CRM Synergies EMEA, S.L.U.	Yes	No

Tin	CID003582	Fabrica Auricchio Industria e Comercio Ltda.	Yes	No

Tin	CID003868	PT Putera Sarana Shakti (PT PSS)	Yes	No

Tin	CID004065	Mining Minerals Resources SARL	Yes	No

Tin	CID004403	Takehara PVD Materials Plant / PVD Materials Division of MITSUI MINING & SMELTING CO., LTD.	Yes	No

Tin	CID004434	Malaysia Smelting Corporation Berhad (Port Klang)	Yes	No

Tin	CID000377	Dongguan Best Alloys Co., Ltd.	Yes	No

Tin	CID004724	Woodcross Smelting Company Limited	Yes	No

Tin	CID004754	Global Advanced Metals Greenbushes Pty Ltd.	Yes	No

Tin	CID004796	Longnan Chuangyue Environmental Protection Technology Development Co., Ltd	No	No

Tin	CID005189	P Kay Metal, Inc	Yes	No

Tin	CID004692	RIKAYAA GREENTECH PRIVATE LIMITED	No	No

Tungsten	CID000004	A.L.M.T. Corp.	Yes	No

Tungsten	CID000105	Kennametal Huntsville	Yes	No

Tungsten	CID000218	Guangdong Xianglu Tungsten Co., Ltd.	Yes	No

Tungsten	CID000258	Chongyi Zhangyuan Tungsten Co., Ltd.	Yes	No

Tungsten	CID000281	CNMC (Guangxi) PGMA Co., Ltd.	No	No

Tungsten	CID000568	Global Tungsten & Powders LLC	Yes	No

Tungsten	CID000769	Hunan Jintai New Material Co., Ltd.	No	No

Tungsten	CID000825	Japan New Metals Co., Ltd.	Yes	No

Tungsten	CID000966	Kennametal Fallon	Yes	No

Tungsten	CID002044	Wolfram Bergbau und Hutten AG	Yes	No

Tungsten	CID002082	Xiamen Tungsten Co., Ltd.	Yes	No

Tungsten	CID002313	Jiangxi Minmetals Gao’an Non-ferrous Metals Co., Ltd.	No	No

Tungsten	CID002315	Ganzhou Jiangwu Ferrotungsten Co., Ltd.	No	No

Tungsten	CID002316	Jiangxi Yaosheng Tungsten Co., Ltd.	Yes	No

Tungsten	CID002317	Jiangxi Xinsheng Tungsten Industry Co., Ltd.	Yes	No

Tungsten	CID002318	Jiangxi Tonggu Non-ferrous Metallurgical & Chemical Co., Ltd.	Yes	No

Tungsten	CID002319	Malipo Haiyu Tungsten Co., Ltd.	Yes	No

Tungsten	CID002320	Xiamen Tungsten (H.C.) Co., Ltd.	Yes	No

Tungsten	CID002321	Jiangxi Gan Bei Tungsten Co., Ltd.	Yes	No

Tungsten	CID002494	Ganzhou Seadragon W & Mo Co., Ltd.	Yes	No

Tungsten	CID002502	Asia Tungsten Products Vietnam Ltd.	Yes	No

Tungsten	CID002513	Hunan Shizhuyuan Nonferrous Metals Co., Ltd. Chenzhou Tungsten Products Branch	No	No

Tungsten	CID002541	H.C. Starck Tungsten GmbH	Yes	No

Tungsten	CID002542	TANIOBIS Smelting GmbH & Co. KG	Yes	No

Tungsten	CID002543	Masan High-Tech Materials	Yes	No

Tungsten	CID002551	Jiangwu H.C. Starck Tungsten Products Co., Ltd.	Yes	No

Tungsten	CID002589	Niagara Refining LLC	Yes	No

Tungsten	CID002641	China Molybdenum Tungsten Co., Ltd.	Yes	No

Tungsten	CID003407	Lianyou Metals Co., Ltd.	Yes	No

Tungsten	CID003417	Hubei Green Tungsten Co., Ltd.	Yes	No

Tungsten	CID003427	Albasteel Industria e Comercio de Ligas Para Fundicao Ltd.	No	No

Tungsten	CID003468	Cronimet Brasil Ltda	Yes	No

Tungsten	CID003609	Fujian Xinlu Tungsten Co., Ltd.	No	No

Tungsten	CID003662	YUDU ANSHENG TUNGSTEN CO., LTD.	No	No

Tungsten	CID003993	Tungsten Vietnam Joint Stock Company	Yes	No

Tungsten	CID004034	Nam Viet Cromit Joint Stock Company	No	No

Tungsten	CID004397	Lianyou Resources Co., Ltd.	Yes	No

Tungsten	CID004430	Shinwon Tungsten (Fujian Shanghang) Co., Ltd.	Yes	No

Tungsten	CID004438	Philippine Carreytech Metal Corp.	No	No

Tungsten	CID004619	KENEE MINING VIETNAM COMPANY LIMITED	Yes	No

Tungsten	CID005012	Jing Yuan Tungsten Technology Co., Ltd.	Yes	No

Tungsten	CID005068	S.P.T. spol.s r.o.	Yes	No

Tungsten	CID005248	Tungamoy Metals Inc.	Yes	No

Tungsten	CID002660	Uzbekistan Technological Metallurgical Complex JSC	No	Yes

9.	Data sources used

•	RMI Reasonable Country of Origin Inquiry report – version 78, March 27, 2026.

•	CMRTs received from priority suppliers until 14 April 2026.

•	RMI smelter reference list, as included in the CMRT version 6.5 (released April 25, 2025).

•	Smelter database information available to the RMI members – version from April 14, 2026.

10.	Abbreviations

Abbreviation	Term

3TG	Tin, tantalum, tungsten, and gold

CAHRA	Conflict-Affected and high-risk areas

Covered Countries	Democratic Republic of the Congo or an adjoining country

CMRT	Conflict Minerals Reporting Template

DRC	Democratic Republic of Congo

EPRM	European Partnership for Responsible Minerals

Form SD	Specialized Disclosure Form

GBP	General Business Principles

GeSI	Global e-Sustainability Initiative

OECD	Organization for Economic Cooperation and Development

RBA	Responsible Business Alliance

RCOI	Reasonable Country of Origin Inquiry

RMAP	Responsible Minerals Assurance Process

RMI	Responsible Minerals Initiative

SEC	Securities and Exchange Commission

SSD	Supplier Sustainability Declaration